Exhibit 5.1

Yuval Horn, Keren Kanir*, Roy Ribon, Ohad Mamann, Orly Sternfeld, Paz Abercohen,
Danielle Wassner, Shimrit Roznek, Assaf Unger, Uri Dotan, Maya Weiss Donin,
Victoria Zilberman, Alon Shafrir

* Also admitted in New York

Tel-Aviv, June 21, 2018
Ref: 1513/21

To:

Therapix Biosciences Ltd.

4 Ariel Sharon Street

HaShahar Tower, 16th Floor

Givatayim 5320047, Israel

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel to Therapix Biosciences Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) covering up to 31,769,037 ordinary shares of the Company, par value New Israeli Shekel 0.1 per share (“Ordinary Shares”), in the aggregate, as follows:  (i) 769,037 Ordinary Shares issuable upon exercise of outstanding options under the Company's Israeli Share Option Plan (2005) (the “2005 Plan”), and (ii) 31,000,000 Ordinary Shares issuable upon exercise of outstanding options under the Company's Israeli Share Option Plan (2015) (the “2015 Plan”) and any additional Ordinary Shares that may become  authorized for issuance under the 2015 Plan following the cancellation, termination or expiration of options issued under the 2005 Plan, without having been exercised for any reason, of which options for 20,880,000 Ordinary Shares were granted and the remainder is available and subject to the grant of future options or other awards under the 2015 Plan according to the terms of such Plan (together with the 2005 Plan, the “Plans”; and collectively, we refer to all Ordinary Shares issuable upon exercise of options under the Plans as the “Shares”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plans, the Registration Statement, the Company’s Articles of Association (as amended), and such other corporate records, agreements, certificates, resolutions, minutes and other statements and comparable documents of public officials and of corporate officers and other representatives of the Company and others and other documents and instruments, provided to us by the Company as we have deemed necessary or appropriate as a basis for this opinion. As to matters of fact relevant to our opinion, we have relied exclusively, without independent investigation or verification, upon statements, certificates or comparable documents of officers and representatives of the Company.

In rendering an opinion on the matters hereinafter set forth, we have assumed the authenticity of all original documents submitted to us as certified, conformed or photographic copies thereof, the genuineness of all signatures and the due authenticity of all persons executing such documents.  We have assumed the same to have been properly given and to be accurate.  We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s committees, board of directors and shareholders which have been provided to us are true and accurate and have been properly prepared in accordance with the Company’s Articles of Association (as amended) and all applicable laws.  In addition, we have assumed that the Company will duly approve any further future issuances of options and awards under the 2015 Plan, receive the full consideration for the Shares (which may consist, in part or in full, of services performed for the Company), and that the associated tax will be paid by or deducted at source.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any jurisdiction other than the laws of the State of Israel.The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any jurisdiction, court or administrative agency other than those of the State of Israel.  This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and reserved for issuance and, when issued and paid for, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we disclaim any obligation and undertake no duty to to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Horn & Co. – Law Offices
Horn & Co. – Law Offices